Exhibit (a)(10)

RUSSELL INVESTMENT FUNDS

AMENDMENT TO AMENDED AND RESTATED MASTER TRUST AGREEMENT

Regarding Setting of Record Dates

Amendment No. 10 to the Master Trust Agreement dated July 11, 1996 (referred to herein as the “Agreement”), done this 23 day of May, 2006, by the Trustees under the Agreement.

WITNESSETH:

WHEREAS, the Trustees desire to revise Section 5.3 of the Agreement with respect to the setting of record dates for Shareholder meetings;

NOW, THEREFORE, the Trustees hereby make the following revisions to the Agreement:

Section 5.3 of the Agreement is restated in its entirety as follows:

Record Dates: For the purpose of determining the Shareholders who are entitled to vote or act at any meeting or any adjournment thereof, or who are entitled to participate in any dividend or distribution, or for the purpose of any other action, the Trustees may from time to time close the transfer books for such period, not exceeding 30 days (except at or in connection with the termination of the Trust), as the Trustees may determine, or without closing the transfer books, the Trustees may fix a date and time not more than 90 days prior to the date of any meeting of Shareholders or other action as the date and time of record for the determination of Shareholders entitled to vote at such meeting or any adjournment thereof or to be treated as Shareholders of record for purposes of such other action, and any Shareholder who was a Shareholder at the date and time so fixed shall be entitled to vote at such meeting or any adjournment thereof or to be treated as a Shareholder of record for purposes of such other action, even though such holder has since that date and time disposed of such Shares, and no Shareholder becoming such after that date and time shall be so entitled to vote at such meeting or any adjournment thereof or to be treated as a Shareholder of record for purposes of such other action.

The undersigned hereby certify that this Amendment No. 10 has been duly adopted in accordance with the provisions of the Agreement.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals for themselves and their assigns, as of the day and year first above written. This instrument may be executed in one or more counterparts, all of which shall together constitute a single instrument.

/s/ Paul E. Anderson	/s/ Thaddas L. Alston
Paul E. Anderson	Thaddas L. Alston

/s/ Kristianne Blake	/s/ Daniel P. Connealy
Kristianne Blake	Daniel P. Connealy

/s/ Jonathan Fine	/s/ Michael J. Phillips
Jonathan Fine	Michael J. Phillips

/s/ Raymond P. Tennison Jr.	/s/ Jack R. Thompson
Raymond P. Tennison, Jr.	Jack R. Thompson

/s/ Julie W. Weston
Julie W. Weston